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EXHIBIT 11 - STATEMENTS RE:  COMPUTATION OF PER SHARE EARNINGS


                      GATEWAY BANCSHARES, INC. & SUBSIDIARY
                   COMPUTATION OF NET INCOME PER COMMON SHARE

The following tabulation presents the calculation of basic and dilutive earnings
(loss) per common share for the year ended December 31, 1997, 1996 and period from July 11, 1995 to December 31, 1995.

                                                              1997            1996            1995
                                                           ---------       ---------       ---------
Reported net loss ...................................      $(273,739)      $(131,833)      $  (1,757)

Earnings (loss) on common shares - basic and dilutive      $    (.40)      $    (.19)      $    (.01)
                                                           =========       =========       =========

Weighted average common shares outstanding ..........      $ 679,048       $ 679,048       $ 679,048
                                                           =========       =========       =========